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                                                                       EXHIBIT 3


              ASSIGNMENT AND ASSUMPTION OF ASSET PURCHASE AGREEMENT


     This Assignment and Assumption of Asset Purchase Agreement (the "ASSIGNMENT") is made and entered into as of April 1, 1998, by and between RM Sports Club, Inc., a California corporation ("ASSIGNOR"), and The Sports Club Company, Inc., a Delaware corporation ("ASSIGNEE"), with regard to the following facts and circumstances:

     A. Assignor is the "Purchaser" under that certain Asset Purchase Agreement dated as of April 1, 1998 (the "PURCHASE AGREEMENT") between Assignor and Hilton Hotels Corporation, a Delaware corporation ("SELLER"), whereby Assignor agreed to purchase from Seller and Seller agreed to sell to Assignor the assets described in the Agreement and used or held for use by Seller in the operation of The Vertical Club located at 61st Street, New York, New York.

     B. Pursuant to Paragraph 7.10 (Successors and Assigns) of the Purchase Agreement, Assignor has the right to assign its rights in the Purchase Agreement to Assignee, without the consent of Seller.

     C. The consummation of the acquisition contemplated by the Purchase Agreement will not cause Assignee to become bankrupt or to be subject to any creditor's rights action.

     D. Assignor and Assignee now desire to provide for the assignment of all of Assignor's right, title and interest in and to the Purchase Agreement to Assignee, and the assumption by Assignee of all of the obligations of Assignor, as Purchaser, under the Agreement, upon the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

     1. As of the date of the Agreement, Assignor hereby sells, grants, assigns, conveys and transfers to Assignee all of Assignor's right, title and interest, as Purchaser, in and to the Agreement, and Assignee hereby accepts such assignment from Assignor and assumes the performance of all of the terms, covenants and obligations imposed on Assignor, as Purchaser, under the Agreement.

     2. Assignee shall reimburse Assignor for any cash deposit (together with the interest earned thereon) made by Assignor under the Purchase Agreement and held by the escrow holder named therein.

     3. Assignor and Assignee hereby acknowledge and agree that, as of the date of




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the Purchase Agreement, Assignor shall be released from all obligations and liabilities under the Purchase Agreement, except as expressly provided therein, and Assignee shall be obligated to Seller under all of the terms of the Purchase Agreement.

     4. Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all losses, liabilities, damages, claims, costs and expenses (including actual attorneys' fees and costs, and court costs) arising out of or in connection with the Agreement (except to the extent that Assignor has an interest in Assignee, if any, and then as limited by such interest).

     5. Assignor and Assignee each hereby agree to execute such other documents and perform such other actions as may be reasonably necessary or desirable to effectuate the intent of this Assignment.

     6. This Assignment shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

     7. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

     8. If any term or provision of this Assignment is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Assignment.

     9. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Assignment.

     IN WITNESS WHEREOF, Assignor and Assignee executed this Assignment as of the date first set forth above.


        "ASSIGNOR:"                     RM SPORTS CLUB, INC.,
                                        a California corporation


                                        By: /s/ D. Michael Talla
                                            ------------------------------------
                                            Its: Chief Executive Officer
                                                 -------------------------------




        "ASSIGNEE:"                     THE SPORTS CLUB COMPANY, INC.,
                                        a Delaware corporation


                                        By: /s/ John Gibbons
                                            ------------------------------------
                                            Its: President
                                                 -------------------------------